INTERNATIONAL GAME TECHNOLOGY

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           February 17, 1998



      The Annual Meeting of the Stockholders of International Game Technology will be held at the Mirage Hotel and Casino, Ballrooms G and H at 3400 South Las Vegas Boulevard, Las Vegas, Nevada, on Tuesday, February 17, 1998, at 1:30 p.m., local time, for the purpose of considering and voting on:

          1.   Election of eight directors for the ensuing year;

          2. Such other business as may properly come before the meeting and any and all adjournments thereof.

      The Board of Directors has fixed December 31, 1997 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at the close of business on such date will be entitled to notice of and to vote at said meeting or adjournment.


                              By Order of the Board of Directors




                              Brian McKay
                              Secretary



Reno, Nevada
January 15, 1998



      TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE. YOUR SIGNED PROXY IS THE ONLY WAY YOUR SHARES CAN BE COUNTED IN THE VOTE UNLESS YOU PERSONALLY CAST A BALLOT AT THE MEETING.

                           TABLE OF CONTENTS




Notice of Annual Meeting                              Cover

Information Concerning Solicitation and Voting            3

Election of Directors
   Nominees for Election of Directors                     4
   Certain Relationships and Related Transactions         6
   Board of Directors and Committees of the Board         6
   Compensation Committee Interlocks and Insider
     Participation                                        7
   Compensation of Directors                              7

Other Information
   Executive Officers                                     7
   Equity Security Ownership of Management and Other
     Beneficial Owners                                   10
   Executive Compensation                                11
   Employment Contracts                                  13
   Compliance with Section 16(a) of the Securities Act
     of 1934                                             13
   Relationship with Independent Public Accountants      13

Board Compensation Committee Report on Executive
   Compensation                                          14

Performance Graph                                        16

General                                                  17

                     INTERNATIONAL GAME TECHNOLOGY
                            PROXY STATEMENT

            INFORMATION CONCERNING SOLICITATION AND VOTING

General

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of International Game Technology (together with its subsidiaries, as the context may require, hereinafter called the "Company") to be voted at the Annual Meeting of Stockholders on Tuesday, February 17, 1998, and at any and all adjournments thereof.

      Solicitation of proxies by mail is expected to commence on or about January 16, 1998 and the cost thereof will be borne by the
Company.   In  addition  to such solicitation by  mail,  some  of  the officers and regular employees of the Company may solicit, without extra compensation, proxies by telephone and personal interview. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and they will be reimbursed by the Company for postage and clerical expense in doing so.

      The executive offices of the Company are located at 9295 Prototype Drive, Reno, Nevada 89511.

Voting Securities

     The securities of the Company entitled to be voted at the meeting consist of shares of its Common Stock, $0.000625 par value, of which 113,798,119 shares were issued and outstanding at the close of business on December 31, 1997. Only stockholders of record at the close of business on December 31, 1997, the record date, will be entitled to vote at the meeting.

     The shares of Common Stock are entitled to one vote per share but do not have cumulative voting rights and, therefore, a majority of the outstanding shares entitled to vote has the power to elect all directors. Directors of the Company who have been nominated for re-election and the executive officers of the Company collectively have the power to vote 3,695,460 shares as of the record date (3% of the outstanding shares) and have indicated that they currently intend to vote such shares in favor of each of the director nominees named herein and the other proposals described herein.

Quorum, Abstentions and Broker Non-Votes

      Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions or represent "broker non-votes" as shares that are present and entitled to vote, for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions and broker non-votes, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

      If a broker or nominee has indicated on the proxy that it does not have discretionary authority to vote certain shares, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares may be considered entitled to vote for quorum purposes and entitled to vote on other matters). Shares referred to as "broker non-votes" are shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter.

      Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the proposal to elect the nominees as directors. If a broker or nominee who does not have discretion to vote has delivered a proxy but has failed to physically indicate on the proxy card such person's lack of authority to vote, the shares will be treated as present and will be voted in accordance with the instructions on the proxy card (i.e., as a vote FOR the proposal discussed herein).

Revocability

      Proxies may be revoked at any time prior to the exercise thereof by giving written notice to the Company or by a later dated proxy executed by the person executing the prior proxy and filed with the Company or otherwise presented at the meeting. Stockholders attending the Annual Meeting may vote their shares in person whether or not a proxy has been previously executed and returned. If the accompanying proxy card is signed and returned to the Company, and not revoked, it will be voted in accordance with instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote FOR the proposal to elect the nominees as directors.

Stockholder Proposals for the 1999 Annual Meeting

      Proposals of stockholders intended to be presented at the next Annual Meeting must be received by the Company by September 20, 1998 to be considered for inclusion in the Company's proxy statement relating to that meeting.


                         ELECTION OF DIRECTORS

      Eight directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of stockholders and until a successor is elected. It is the intention of the persons named in the enclosed form of proxy to vote, if authorized, the proxies for the election as directors of the eight persons named below as nominees. All of the nominees are at present directors of the Company. If any nominee declines or is unable to serve as a director (which is not anticipated), the persons named as proxies reserve full discretion to vote for any other person who may be nominated.

Nominees for Election of Directors

     The following table sets forth for each nominee for election as a director his or her name, all positions with the Company held by him or her and his or her principal occupation:

Charles  N.  Mathewson,  69, was appointed to the Company's  Board  of
     Directors in 1985 and was named Chairman in February 1986. In December 1986, Mr. Mathewson was appointed President and Chief Executive Officer and resigned as Chairman of the Board. Mr. Mathewson resumed the position as Chairman of the Board and resigned as President in February 1988, and Chief Executive Officer in June 1993. In February 1996, he resumed the position of Chief Executive Officer. He received his Bachelor of Finance degree from the University of Southern California in 1953 and graduated from the University of California Management Program in 1960. He served as Senior Executive Vice President and a Director of Jefferies and Co. from 1968 to 1971, Chairman of the Board of Arden Mayfair, Inc. from 1971 to 1974, and Chairman of the Board of Wagenseller & Durst from 1978 to 1979. From 1980 until February 1986, Mr. Mathewson was a general partner of

     Management Advisors Associates, a partnership engaged in investment and business consulting. Mr. Mathewson is a member of the Board of Directors of Baron Asset Fund, and a member of the Board of Directors of Fel Cor Suite Hotels. He is also Chairman of the American Gaming Association.

Albert J. Crosson, 67, was elected to the Company's Board of Directors in May 1988. In July 1996, he became Vice Chairman of the Board and an employee of the Company. Mr. Crosson was employed for 34 years by ConAgra, Inc. and its predecessor companies. He was President of ConAgra Grocery Products Companies from 1993 until July 1996, when he retired. From 1986 until January 1993, he was President of Hunt-Wesson Foods, Inc., a ConAgra company. Prior to 1986, he was Executive Vice President for Hunt-Wesson, Inc., and President of Arden Mayfair. Mr. Crosson currently serves on the Board of Acres Gaming.

Wilbur  K.  Keating,  66,  was elected a Director  in  May  1987.   He
     received his degree in Business Management from the University of Colorado in 1956. He is currently the Administrative Officer for the National Association of State Retirement Administrators and was previously the Chief Executive Officer of the Nevada Public Employees Retirement System, a position he held from 1974 through 1994.

Warren  L.  Nelson, 85, joined the Company as a Director  in  February
     1983. Since coming to Nevada in 1936, Mr. Nelson has been actively involved in the gaming industry, holding various management positions in several gaming establishments in the State. Since its inception in November 1961, Mr. Nelson has been an owner and was previously involved in the management of the Club Cal Neva, a casino located in Reno, Nevada. Additionally, he is on the Board of Directors of Boyd Gaming Group. He has previously served under three Nevada governors on the Nevada Gaming Policy Committee.

Frederick  B.  Rentschler, 58, was appointed to the Board of Directors in May 1992. Prior to his retirement in 1991, Mr. Rentschler served as President and Chief Executive Officer of Northwest Airlines from 1990 to 1991. Mr. Rentschler served as President and Chief Executive Officer of Beatrice Company from 1988 to 1990, as President and Chief Executive Officer of Beatrice U.S. Foods from 1985 to 1988, as President and Chief Executive Officer of Hunt-Wesson, Inc. from 1980 to 1984 and President of Armour-Dial from 1977 to 1980. Mr. Rentschler is the Chairman of the Board of Trustees of the Salk Institute, La Jolla, California. Additionally, Mr. Rentschler serves on the Boards of Bionutrics, SIBIA and the Scottsdale Memorial Hospital Systems.

John J.  Russell,  68,  was appointed to the Board  in  January  1990.
     Mr. Russell joined the Company as Senior Vice President in February 1986, was named Executive Vice President in June 1987 and served as President from February 1988 until December 1994. He served as Chief Executive Officer of the Company from June 1993 until December 31, 1995. On December 31, 1995, Mr. Russell resigned as Chief Executive Officer and became a consultant to the Company. Mr. Russell served as President of Gabler, Russell & Company, Inc., a firm of business consultants, from 1959 to 1986. Mr. Russell began his business career in 1948 in the wholesale distribution and brokerage business.

Rockwell  A.  Schnabel, 60, was elected a Director in September  1994.
     Mr. Schnabel is founder and Chairman of Trident Capital, Inc., a private equity investment firm. He also served as President of the Board of Commissioners for the Los Angeles Fire and Police Pension Board, which oversees investments of more than $7 billion in pension funds from 1993 to 1996. He is the former Deputy Secretary of the U.S. Department of Commerce in Washington, D.C., and also served as the department's Acting Secretary. Mr. Schnabel previously served as the U.S. Ambassador to Finland and as President of Bateman Eichler Hill Richards (member NYSE) (Everen Securities). He is presently serving on the Boards of Directors of CSG Systems, Inc., Cyprus Amax Minerals Company, Digital Evolution, Inc., Pegasus Systems, Inc. and Rezsolutions, Inc.

Claudine  B.  Williams, 76, was elected a Director in  May  1988.   In
     1965, she began operating the Silver Slipper Casino in Las Vegas, and opened the Holiday Casino in 1973. Ms. Williams currently serves as the Chairman of the Board of Harrah's Las Vegas (formerly the Holiday Casino). Additionally, she serves on the Board of First Security Bank and Columbia Sunrise Hospital. Ms. Williams is Past President of the University of Nevada, Las Vegas Foundation where she currently serves on the Board of Trustees. She received an Honorary Doctorate of Humane Letters from University of Nevada, Las Vegas in May 1994. Ms. Williams is a board member of the Nevada Gaming Foundation for Educational Excellence and the National Judicial College. She served as Chairman of the Board of Trustees for St. Jude's Ranch for Children and she supports numerous local and national charitable organizations. Ms. Williams was the first woman inducted into the Gaming Hall of Fame.

Certain Relationships and Related Transactions

      Mr. Nelson, a member of the Company's Board of Directors, has an equity interest in a Nevada gaming business from which the Company recognized revenues of $956,000 for the fiscal year ended September 30, 1997. The Company had contracts and accounts receivable balances from this customer of $243,000 at September 30, 1997. During the fiscal year ended September 30, 1997, the largest amount of the Company's contract receivable balance from such customer was $415,000. Mr. Nelson is also a Director of the parent company of additional gaming businesses. The Company recognized revenues from these businesses of $21.5 million for the fiscal year ended September 30, 1997. The Company had contracts and accounts receivable balances from these businesses of $1.3 million as of September 30, 1997. During the fiscal year ended September 30, 1997, the largest amount of the Company's contract receivable balances from these customers was $10.6 million.

Board of Directors and Committees of the Board

      The Board of Directors held four regular meetings during fiscal 1997. During fiscal 1997, each director attended at least 75% of the aggregate number of meetings of the Board and respective Committees on which he or she served while a member thereof. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee.

      The Executive Committee, comprised of Messrs. Crosson and Mathewson, did not hold any meetings during fiscal 1997. Except for certain powers which under Nevada law may only be exercised by the full Board of Directors, the Executive Committee has and exercises the powers of the Board in monitoring the management of the business of the Company between meetings of the Board of Directors.

      The Audit Committee consists of Messrs. Keating, Rentschler, and Schnabel. The Audit Committee held two meetings during fiscal 1997. The Audit Committee has responsibility for consulting with the Company's officers regarding the appointment of independent public accountants as auditors, discussing the scope of the auditors' examination and reviewing annual financial statements, related party transactions, potential conflict situations and corporate accounting policies.

Compensation Committee Interlocks and Insider Participation

       During fiscal 1997, Ms. Williams and Messrs. Nelson and Rentschler served as members of the Compensation Committee. No member of the Committee is a former or current officer or employee of the
Company or any of its subsidiaries. The functions performed by the Compensation Committee include oversight of executive compensation, review of the Company's overall compensation programs, and administration of certain of the Company's incentive compensation programs. The Compensation Committee held four meetings in fiscal 1997 and acted by unanimous written consent six times in fiscal 1997. See "Certain Relationships and Related Transactions" for a discussion of certain relationships between the Company and certain businesses affiliated with Mr. Nelson.

Compensation of Directors

      Each outside director receives a $12,500 annual fee and a fee of $750 for each committee meeting attended. Directors who are employees of the Company are not paid fees or additional remuneration for service as members of the Board or its Committees.

      Each non-employee director receives non-qualified stock options to purchase 10,000 shares of Common Stock upon his or her initial election to the Board of Directors. Additionally, every year thereafter, each non-employee director receives non-qualified stock options to purchase 6,000 shares of Common Stock upon his or her re-election to the Board. Each non-employee director received non-qualified stock options to purchase 6,000 shares of Common Stock in fiscal 1997 at an exercise price of $18.25 per share. Mr. Crosson was granted non-qualified stock options to purchase 400,000 shares of Common Stock in fiscal 1997 at an exercise price of $19.50. Mr. Crosson's options vest in equal installments over four years.

       Effective January 1, 1996, the Company entered into a Consultation Agreement with John J. Russell. The agreement provides for Mr. Russell to be retained for advisory and consulting services related to the Company's current or potential activities in gaming related businesses. The one year agreement is automatically renewable for one year increments. The agreement provides for a fee of $250 per hour, with a maximum of $2,000 per day. During fiscal 1997, Mr. Russell received $10,390 under this agreement.

                           OTHER INFORMATION

Executive Officers
      The following table sets forth the names and ages of the executive officers of the Company, all positions held with the Company by each individual, and a description of the business experience of each individual for at least the past five years.


Name                          Age       Title
Charles N. Mathewson          69        Chief Executive Officer

G. Thomas Baker               55        President, Chief Operating Officer,
                                          and Chief Financial Officer


Robert A. Bittman             43        Executive Vice President,
                                          Product Development

Robert M. McMonigle           53        Executive  Vice  President,
                                          Corporate Relations
                                          and North American Sales

Raymond D. Pike               50        Executive Vice President,
                                          Corporate Development

Brian McKay                   53        Vice President, General Counsel,
                                          Secretary and Treasurer

Anthony Ciorciari             50        Vice President, Operations

Maureen T. Imus               38        Vice President, Finance

Randy Kirner                  51        Vice President, Human Resources


     For a description of Mr. Mathewson's background, see "Election of Directors."

      Mr. Baker rejoined the Company in March 1996 as its President, Chief Operating Officer and Chief Financial Officer. Mr. Baker was Senior Vice President and Chief Financial Officer of Boomtown Hotels & Casinos from August 1995 to March 1996. Mr. Baker first joined IGT in September 1988 as its Vice President of Finance and Administration and Chief Financial Officer. In October 1991, Mr. Baker was named Vice President of Finance, Chief Financial Officer and Treasurer of the
Company. He was named Executive Vice President, Corporate Finance; Chief Financial Officer and Treasurer in September 1993. From August 1985 to September 1988, he was Chief Financial Officer for Evans Rents, an upscale furniture rental company in Los Angeles, California. From April 1979 until August 1985, Mr. Baker was the Chief Financial Officer at Aurora Productions, an independent motion picture production company in Los Angeles, California. Mr. Baker has a Bachelor of Science degree in Business Administration and Liberal Arts from Upper Iowa University.

     Mr. Bittman rejoined the Company in March 1996 as Executive Vice President, Product Development. He originally joined the Company in 1985 as Marketing Research Analyst and was subsequently named Director of Marketing. He was promoted to Vice President of Marketing in 1988 and held this position until December 1995. From 1980 to 1985, Mr. Bittman worked for Caesar's Tahoe in all phases of slot management, including two years as Director of Slot Operations. Mr. Bittman majored in systems analysis at New York University, and psychology at Queens College and the University of Nevada, Reno.

      Mr. McMonigle joined the Company as a Sales Manager in March of 1986. From April 1987 until October 1989, Mr. McMonigle was the Director of Sales for the Company and from October 1989 until September 1991 he was Vice President, Sales for the Company. From September 1991 to September 1993 he served as Executive Vice President of Sales for the Company. In September 1993, Mr. McMonigle was promoted to Executive Vice President, Corporate Relations and North American Sales for the Company. Prior to joining the Company, from September 1984 through March 1986, Mr. McMonigle served as Regional
Sales Manager at American Protective Services located in Oakland, California. From March 1979 through July 1984, Mr. McMonigle was employed by ARA Services, Inc. as Regional Vice President in Los Angeles, and prior to that was employed from 1975 to 1979 as Director of Circulation for Straight Arrow Publishing in New York, publishers of "Rolling Stone" and "Outside" magazines. Prior to that, Mr. McMonigle was with Readers Digest in Pleasantville, New York. Mr. McMonigle is a graduate of Southeast Missouri State University with a Bachelor's Degree in Business Administration.

      Mr. Pike joined the Company as its General Counsel in December 1980 and served as its Chief Counsel and Secretary from June 1981 until January 1994, was named Vice President in 1983, Senior Vice President in February 1988, Senior Vice President, Corporate Development for the Company in September 1993 and Executive Vice President, Corporate Development in April 1995. He is currently a Trustee and Legal Counsel for the International Association of Gaming Attorneys and serves as Vice Chairman of the Gaming Law Committee of the American Bar Association. He received his law degree from Boalt Hall, the University of California, Berkeley, in 1973. From September 1974 to December 1977, Mr. Pike was an Assistant United States Attorney for the District of Nevada. He then spent one year in the private practice of law as an associate with Lionel Sawyer & Collins before becoming the Deputy Attorney General for the State of Nevada/Chief of the Gaming Division. He held the latter position from December 1978 until joining the Company in December 1980.

      Mr. McKay joined the Company in January 1994 as General Counsel and Corporate Secretary. In June 1994, he was promoted to Vice President, General Counsel and Corporate Secretary. From 1982 to 1990, Mr. McKay served two terms as Nevada's Attorney General, during which time he also served as Chairman of the Conference of Western Attorneys General. From 1990 to 1993, Mr. McKay was a partner in the administrative law and litigation departments of the law firm of Lionel Sawyer & Collins in Reno, Nevada. Mr. McKay serves as a member of the Board of Directors for the National Center for Responsible Gaming. Mr. McKay serves as Chairman of the Commission on Nuclear
Projects for the State of Nevada, and is a member of the Board of Trustees of the International Association of Gaming Attorneys. From 1992 to 1995 he served as Chairman of the Nevada Republican Party. Mr. McKay was a Deputy Attorney General for the State of Nevada from 1975 to 1979. Mr. McKay received his law degree in 1974 from Albany Law School of Union University.

      Mr. Ciorciari joined the Company as Vice President of Operations in January 1994, with responsibility for worldwide manufacturing, procurement, corporate facilities and services. He has more than 26 years experience in U.S. and international manufacturing at Digital Equipment Company. From June 1987 through December 1993, Mr. Ciorciari was General Manager of the Digital manufacturing operations in Albuquerque, New Mexico and Chihuahua, Mexico. In this position, he was responsible for approximately 1,600 people and the manufacturing and supply of Digital's workstation and systems product lines.

      Ms. Imus was named Vice President of Finance of the Company in May 1996. Ms. Imus holds the senior financial position in the Company and directs investor relations, corporate finance, accounting, treasury management, tax, and information system functions. Ms. Imus joined the Company in January 1989 as Senior Financial Analyst. In December 1991, she was promoted to Manager of Finance and then to Director of Finance in October 1993. Ms. Imus has a Bachelor of Science degree from the University of Texas and a Masters of Business Administration from the University of Nevada, Reno.

      Mr.  Kirner  joined  the Company in October  1997  as  its  Vice
President, Human Resources. From September 1993 through September 1997, Mr. Kirner served as the Vice President, Human Resources for Wyle Electronics, an international distributor of semiconductors, computer systems and related value-added services. From 1986 to 1992, he was employed by Allergan, Inc. of Irvine, California in various capacities including Regional Sales Manager and earlier as Vice President, Human Resources for Medical Optics, a subsidiary. Prior to that, Mr. Kirner was with American Hospital Supply Corporation from 1972 to 1986. He is a Vietnam veteran having served as an officer in the U.S. Army from 1967 to 1972. Mr. Kirner received a Masters of Science from West Coast University in 1975, a Masters of Business Administration degree from Georgia State University in 1968 and his Bachelors degree in Business Administration from North Georgia College and State University in 1967.

Equity Security Ownership of Management and Other Beneficial Owners

      The following table sets forth information as of December 31, 1997 with respect to the beneficial ownership of the Company's Common Stock by principal shareholders owning more than 5%, all directors, the officers named in the Summary Compensation Table, and all executive officers and directors of the Company as a group. The Company has no other class of equity securities outstanding.

                              Shares of the Company's Common Stock
                                          Options
                                        Exercisable    Beneficially  Percent of
Name of Beneficial Owner     Owned    within 60 days      Owned1       Class2
G. Thomas Baker              98,316      207,494         305,810        .27

Robert A. Bittman           246,500 3        901         247,401        .22

Albert J. Crosson           243,500      420,667         664,167        .58

Wilbur K. Keating             4,718       20,000          24,718        .02

Charles N. Mathewson      2,557,520    1,009,489       3,567,009       3.11

Brian McKay                  50,000 3     27,074          77,074        .07

Robert M. McMonigle          84,400 3    152,124         236,524        .21

Warren L. Nelson            204,048       23,333         227,381        .20

Frederick B. Rentschler           -       23,333          23,333        .02

John J. Russell              45,487        5,333          50,820        .04

Rockwell A. Schnabel         30,002       19,333          49,335        .04

Claudine B. Williams          9,733       20,000          29,733        .03

All executive officers and
 directors as a group
 (16 persons)             3,695,460    1,982,598       5,678,058       4.90

J.P. Morgan Investment
 Management, Inc.
 522 Fifth Avenue,
 7th Floor
 New York, NY  10036      7,984,443            -       7,984,443       7.02

____________

1 Includes shares which may be purchased upon exercise of options exercisable within 60 days of December 31, 1997.

2 Any securities not outstanding which are subject to options or conversion privileges which are exercisable within 60 days of December 31, 1997 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person.

3 Includes certain shares granted pursuant to a restricted stock award. See "Executive Compensation."


Executive Compensation
Summary Compensation Table



      The following table summarizes all compensation paid for the years ended September 30, 1997, 1996 and 1995, to the persons who held the position of Chief Executive Officer and the other four most highly compensated executive officers (collectively, the "Named Officers") during fiscal 1997.


                              Annual Compensation        Long-Term Compensation
                                                                     Securities
                                                        Restricted   Underlying      All
                                                          Stock       Options       Other
Name of Principal Position   Year   Salary1   Bonus3      Awards      Granted2  Compensation3
Charles N. Mathewson         1997  $      1  $      -  $        -            -    $ 3,229
 Chairman of the             1996   100,001         -           -    1,002,906     27,216
 Board of Directors          1995    60,000   165,000           -        2,600     19,042
 and Chief Executive
 Officer

G. Thomas Baker              1997   418,269   522,000           -        7,233     57,335
 President, Chief            1996   230,769   381,000           -      500,000      4,062
 Operating Officer,          1995   147,927     7,000           -       33,416     28,765
 and Chief Financial
 Officer

Robert A. Bittman            1997   263,461   300,000           -        4,506     41,697
 Executive Vice President,   1996   203,846   390,000   3,119,625 5          -     17,493
 Product Development         1995   177,644   150,000           -       62,915     50,152

Robert M. McMonigle          1997   207,478   185,000     912,000 6      3,964     41,002
 Executive Vice President,   1996   185,494   185,000           -        3,240     36,256
 Corporate Relations and     1995   182,000   125,000           -       15,746     45,150
 North American Sales

Brian McKay                  1997   190,585   170,000     912,000 6      3,455     38,197
 Vice President, General     1996   163,750   160,000           -        2,854     27,637
 Counsel, Secretary and      1995   155,625   113,500           -       63,103     34,085
 Treasurer

___________

1 Amounts shown include base compensation earned and received by executive officers. No non-cash compensation was paid as salary or as a bonus during fiscal 1997.

2   Amounts  represent  options to purchase the number  of  shares  of
Common Stock shown.

3   Amounts  shown  include contributions  by  the  Company  to  the accounts of the identified executive officers under the Company's qualified profit sharing plan and payment under the Company's cash sharing plan. See "Employee Incentive Plans" for a description of these plans.

4 During the period from October 1995 to February 1996, Mr. Mathewson had an annual base salary of $260,000. Commencing with his appointment to Chief Executive Officer, he does not receive a base salary.

5 A restricted stock award was made to Mr. Bittman on March 18, 1996. A total of 225,000 shares was awarded for a price of $.01 per share. The award vests in three equal installments upon the second, third and fifth anniversaries of the award. Dividends on the shares issued are paid to Mr. Bittman. The unvested shares issued to Mr. Bittman are subject to repurchase by the Company at $.01 per share if Mr.
Bittman's employment terminates for certain reasons prior to the vesting of such shares. The dollar value of the shares issued, as presented, is based on the fair market value of the stock at the date of grant and does not take into account any diminution in value attributable to restrictions applicable to these shares. The dollar value of the shares issued was $5,229,000 at September 30, 1997.

6 Restricted stock awards of 50,000 shares were made to both Mr. McKay and Mr. McMonigle on February 18, 1997. The shares were awarded for a price of $.01 per share. 40% of these awards will vest in August 1999 and the remainder will vest in August 2001. Dividends on the shares are paid to Mr. McKay and Mr. McMonigle. The unvested shares issued are subject to repurchase by the Company at $.01 per share if employment terminates for certain reasons prior to the vesting of such shares. The dollar value of the shares issued, as presented, is based on the fair market value of the stock at the date of grant and does not take into account any diminution in value attributable to restrictions applicable to these shares. The dollar value of each of the awards was $1,162,000 at September 30, 1997.



Options

      The tables below set forth certain information regarding options granted to the Named Officers during fiscal 1997.


Option Grants In Last Fiscal Year

                             Individual Grants
                                 Percent of
                                   Total                           Potential Realizable
                     Number of    Options    Exercise             Value at Assumed Annual
                    Securities  Granted to   or Base               Rates of Stock Price
                    Underlying  Employees     Price                    Appreciation
                     Options       in          Per    Expiration     for Option Term1
Name                 Granted1   Fiscal Year   Share      Date          5%        10%
Charles N. Mathewson        -       -             -           -           -          -

G. Thomas Baker         7,233     .39%       $18.25    12/31/06     $83,016   $210,378

Robert A. Bittman       4,506     .25         18.25    12/31/06      51,717    131,061

Robert M. McMonigle     3,964     .22         18.25    12/31/06      45,496    115,296

Brian McKay             3,455     .19         18.25    12/31/06      39,654    100,491
____________

1 The options have a ten year term and are generally exercisable commencing 12 months after the grant date, with 20% of the shares covered thereby becoming exercisable at that time and with an additional 20% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fifth anniversary date.

Aggregated Option Exercises In Last Fiscal Year and Fiscal  Year-End
Option Values

                                            Number of Securities           Value of Unexercised
                     Options Exercised     Underlying Unexercised          In-The-Money Options
                      Shares   Value        Options at 09/30/97                  at 09/30/97 1
Name                 Acquired Realized1  Exercisable  Unexercisable     Exercisable  Unexercisable
Charles N. Mathewson   8,196  $ 54,734    1,005,038        9,085        $9,934,250   $   45,443

G. Thomas Baker       23,320   320,400      106,048      427,281         1,067,164    4,246,669

Robert A. Bittman          -         -            -        4,506                 -       22,530

Robert M. McMonigle      704    12,254      150,684       16,002         2,848,445      151,403

Brian McKay                -         -       25,812       43,600           272,166      443,366
___________

1 Market value of the underlying securities at the exercise date or year-end, as the case may be, less the exercise price of "in-the-money" options.


Employee Incentive Plans

      Under a discretionary program effective January 1, 1986 and reviewable annually by the Company's Board of Directors, in fiscal 1997 the Company contributed, in the aggregate, 11% of consolidated operating profits before incentive plan compensation expenses (excluding IGT-Australia) equally to three employee incentive plans: the profit sharing and 401(k) plan; the cash sharing plan; and the management bonus plan. The total annual contribution under all three plans was $22.7 million in fiscal 1997.

      The profit sharing plan was originally adopted in 1980 for the Company's employees working in the United States. Benefits vest over a seven year period of employment. Effective January 1, 1993, the Company began distributing a portion of the profit sharing plan contribution under a 401(k) retirement plan matching program. Per the plan agreement, the Company matches 100% of employee contributions up to $500 and an additional 50% of the next $500 contributed by the employee. This allows for maximum annual Company contributions of $750 to each employee's 401(k) account. These contributions vest immediately. The Company's foreign subsidiaries have similar retirement plans.

      The cash sharing plan calls for semi-annual distributions to all non IGT-Australia employees. IGT-Australia has a similar plan. The management bonuses under the management bonus plan are paid out annually to key employees throughout the Company.

Employment Contracts

      G. Thomas Baker was named President, Chief Operating Officer and Chief Financial Officer on February 19, 1996. Pursuant to a one-year employment agreement renewed on March 12, 1997, he receives a base salary of $450,000. Mr. Baker is eligible to participate in the Company's profit sharing, cash sharing, and management bonus plans (see "Employee Incentive Plans").

     Robert A. Bittman was appointed Executive Vice President, Product
Development  of  the Company effective March 18,  1996.   The  Company
entered into a five year employment agreement with Mr. Bittman in March 1996 providing for an annual base salary of $250,000 and a one-time cash payment of $150,000, paid upon the commencement of his
employment.   Mr.  Bittman  is also eligible  to  participate  in  the
Company's profit sharing, cash sharing and management bonus plans (see "Employee Incentive Plans"). Additionally, Mr. Bittman was granted a restricted stock award for 225,000 shares at a price of $.01 per share. The award vests in three equal installments upon the second, third and fifth anniversaries of the award (see "Summary Compensation Table"). The unvested shares issued to Mr. Bittman are subject to repurchase by the Company at $.01 per share if Mr. Bittman's employment terminates for certain reasons prior to the vesting of such shares.

Compliance with Section 16(a) of the Securities Act of 1934

      Section 16(a) of the Securities and Exchange Act of 1934, and regulations of the Securities and Exchange Commission ("SEC") thereunder, require the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and monthly transaction reports covering any changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and persons owning more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with all such reports they file. Based solely on a review of the copies of such reports received by it, the Company believes that, during fiscal 1997, all filing requirements applicable to executive officers and directors were complied with.

Relationship with Independent Public Accountants

     The Company has selected Deloitte & Touche llp as its independent accountants for the year ending September 30, 1998. A representative of Deloitte & Touche llp will be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement and will respond to appropriate questions.


THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.


     BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, is responsible for oversight of executive compensation, review of the Company's overall compensation programs, and administration of certain of the Company's incentive compensation programs.

Compensation Philosophy

      Generally, the Company's compensation programs are designed to attract, retain, motivate and appropriately reward individuals who are responsible for the Company's short and long-term profitability, growth and return to stockholders. The overall compensation philosophy followed by the Committee is to pay competitively while emphasizing qualitative indicators of corporate and individual performance. The incentive cash bonuses received by the Named Officers in the Summary Compensation Table under the Company's management bonus plan comprised on average approximately 52% of their total salary and bonus compensation for fiscal 1997.

Executive Compensation

      The Company's management bonus plan is a cash-based incentive program, and for fiscal year 1997, was based on the Company's income from operations. Individual cash bonus awards were made to the executive officers because the Committee believes such awards provide appropriate performance incentives. Individual cash bonus awards for executive officers other than the Chief Executive Officer and the President and Chief Operating Officer were determined for fiscal 1997, jointly by the Chief Executive Officer, Mr. Mathewson, and President and Chief Operating Officer, Mr. Baker, based on their qualitative evaluation of each officer's individual performance.

     Executive officers also participate in benefit plans available to employees as described under "Employee Incentive Plans."

      The Committee also uses stock option awards made under the Stock Option Plan for Key Employees of International Game Technology and the International Game Technology 1993 Stock Option Plan (amended and restated effective as of August 27, 1996) (the "Stock Option Plans") to provide various incentives for key personnel, including executive officers. Stock options are priced at the fair market value of the Common Stock of the Company on the date of the grant, and typically vest at the rate of 20% per year over five years with exercisability dependent on continued employment.

      All executive officers, except Mr. Mathewson, received a stock option award under the Stock Option Plans in fiscal 1997. The Committee also periodically approves additional stock option awards for eligible individuals, including executive officers, based on individual current performance, assumption of significant responsibilities, anticipated future contributions, and/or ability to impact overall corporate and/or business unit financial results.

      To the extent readily determinable, and as one of the factors in its consideration of compensation matters, the Compensation Committee also considers the anticipated tax treatment to the Company and to the executives of various payments and benefits, specifically in consideration of Section 162(m) of the Internal Revenue Code. The Committee will not, however, necessarily limit executive compensation to that which is deductible.

Chief Executive Compensation

      Mr. Mathewson became Chief Executive Officer of the Company on February 12, 1996. As Chief Executive Officer, he receives no base salary. The Committee, based on its subjective evaluation of Mr. Mathewson's performance, granted Mr. Mathewson stock options in February 1996 to acquire 1,000,000 shares of the Company's Common Stock. All of such options were fully vested in December 1996.


                         COMPENSATION COMMITTEE

                         Frederick B. Rentschler, Chairman
                         Warren L. Nelson
                         Claudine B. Williams

                           PERFORMANCE GRAPH

      The following graph reflects the cumulative total return (change in stock price plus reinvested dividends) of a $100 investment in the Company's Common Stock for the five-year period from September 30, 1992 through September 30, 1997 in comparison to the Standard and Poor's 500 Composite Index and a Peer Group. The comparisons are not intended to forecast or be indicative of possible future performance of the Company's Stock.



September 30,                         1992   1993   1994  1995   1996  1997
International Game Technology         100    196    102     67    103   118
Former Peer Group                     100    136     83    110    127   139
New Peer Group                        100    150     96    125    163   186
S & P 500                             100    113    117    152    183   257



      The former peer group consisted of Casino Data Systems, GTECH, WMS Industries, Inc. and Video Lottery Technologies, Inc. The current peer group includes the companies in the former peer group as well as Alliance Gaming Corp., previously Bally Gaming, and Anchor Games and Silicon Gaming, Inc., that were added due to their increased presence in the industry.

                                GENERAL


      The Company's Annual Report to Stockholders, containing audited financial statements, accompanies this Proxy Statement. As of the date of this Proxy Statement, the Board of Directors knows of no business which will be presented for consideration at the meeting other than the matters stated in the notice and described in the Proxy Statement. If, however, any matter incident to the conduct of the meeting or other business shall properly come before the meeting, it is intended that the proxies will be voted in respect of any such matters or other business in accordance with the best judgment of the persons acting under the proxies, and discretionary authority to do so is included in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS



Brian McKay
Secretary

Reno, Nevada
January 15,  1998